EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Differential Brands Group Inc. and Subsidiaries (formerly Joe’s Jeans Inc., and Subsidiaries):

(1)                                 on Form S-3 No. 333-123088, No. 333-140867, No. 333-145727 and No. 333-149471; and

(2)                                 on Form S-8 No. 333-163187, No. 333-146740, No. 333-126544, No. 333-117755, No. 333-109151, No. 333-102580 and No. 333-179769.

of our report dated February 13, 2014 (except for the effects of discontinued operations discussed in Note 1 and Note 4, as to which the date is November 2, 2015), with respect to the 2013 consolidated financial statement and the schedule of Joe’s Jeans Inc. included in this Annual Report (Form 10-K) for the fiscal year ended November 30, 2015.

/s/ Ernst & Young LLP

Los Angeles, California

February 29, 2016